REAFFIRMATION AND RATIFICATION AGREEMENT

January 31, 2007

Laurus Master Fund, Ltd.
c/o Laurus Capital Management LLC
825 Third Avenue
New York, New York 10022

Ladies and Gentlemen:

Reference is made to (a) the Limited Guaranty dated September 7, 2005 (as amended, restated, modified and/or supplemented from time to time, the “Luther Guaranty”) made by Michael Luther in favor of Laurus Master Fund, Ltd. (“Laurus”), (b) the Limited Guaranty dated September 7, 2005 (as amended, restated, modified and/or supplemented from time to time, the “Matteson Guaranty”) made by Patricia E. Matteson and Charles Matteson (collectively, the “Mattesons”) in favor of Laurus, (c) the Limited Guaranty dated September 7, 2005 (as amended, restated, modified and/or supplemented from time to time, the “Durkin Guaranty”) made by Thomas E. Durkin III in favor of Laurus, (d) the Stock Pledge Agreement dated as of September 7, 2005 (as amended, restated, modified and/or supplemented from time to time, the “Pledge Agreement”) by and among American Technologies Group, Inc., a Nevada corporation (“ATEG”), Omaha Holdings Corp., a Delaware corporation (“Omaha”), and Laurus, (e) the Intellectual Property Security Agreement dated as of September 7, 2005 (as amended, restated, modified and/or supplemented from time to time, the “IP Agreement”) by and between ATEG and Laurus, (f) the Deed of Trust dated as of September 7, 2005 (as amended, restated, modified and/or supplemented from time to time, the “Deed of Trust”) granted by North Texas Steel Company, Inc., a Texas corporation (“NTSCO” together with ATEG and Omaha, each a “Company” and collectively, the “Companies”), in favor of Charles A. Poche, Jr., Esq., in his capacity as trustee for the benefit of Laurus and (g) the Open End Mortgage Deed and Security Agreement dated as of September 7, 2005 (as amended, restated, modified and/or supplemented from time to time, the “Mortgage”) by and among the Mattesons and Laurus (the Luther Guaranty, the Matteson Guaranty, the Durkin Guaranty, the Pledge Agreement, the IP Agreement, the Deed of Trust and the Mortgage, each an “Existing Agreement” and collectively, the “Existing Agreements”).

To induce Laurus to enter into the Amended and Restated Security Agreement dated as of the date hereof by and among the Companies and Laurus (as amended, restated, supplemented and/or modified from time to time, the “A&R Security Agreement”) and the Ancillary Agreements (as defined in the A&R Security Agreement) (the A&R Security Agreement and the Ancillary Agreements, each an “A&R Agreement” and collectively, the “A&R Agreements”), each of the undersigned hereby:

(a) represents and warrants to Laurus that it has reviewed and approved the terms and provisions of the A&R Agreements;

(b) acknowledges, ratifies and confirms that all of the terms, conditions, representations and covenants contained in the Existing Agreements to which it is a party are in full force and effect and shall remain in full force and effect after giving effect to the execution and effectiveness of the A&R Agreements;

(c) acknowledges, ratifies and confirms that the defined term “Obligations” under the IP Agreement and the Deed of Trust and the defined term “Indebtedness” under the Pledge Agreement include, without limitation, all obligations and liabilities of each of the Companies to Laurus under the A&R Agreements and all other obligations and liabilities of each of the Companies to Laurus (including interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding), whether now existing or hereafter arising, direct or indirect, liquidated or unliquidated, absolute or contingent (collectively, the “Obligations”);

(d) acknowledges, ratifies and confirms that the defined term “Obligations” under the Luther Guaranty, the Matteson Guaranty and the Durkin Guaranty includes, without limitation, all obligations and liabilities of the Companies to Laurus with respect to Term Loan B under and as defined in the A&R Security Agreement (the “Term Loan B Obligations”);

(e) acknowledges and confirms that the occurrence of an Event of Default under any of the Existing Agreements shall constitute an Event of Default under the A&R Agreements and (ii) the occurrence of an Event of Default under any of the A&R Agreements shall constitute an Event of Default under the Existing Agreements;

(f) represents and warrants that no offsets, counterclaims or defenses exist as of the date hereof with respect to any of the undersigned’s obligations under any of the Existing Agreements;

(g) acknowledges, ratifies and confirms (i) the grant by each Company to Laurus of a security interest and lien in the assets of such Company as more specifically set forth in the Pledge Agreement, the IP Agreement and the Deed of Trust, as applicable (the “Security Interest Grants”), and (ii) that the Security Interest Grants secure all the Obligations;

(h) acknowledges, ratifies and confirms (i) the grant by the Mattesons of a security interest and lien in the Property (as defined in the Mortgage) as more specifically set forth in the Mortgage (the “Matteson Mortgage Grant”) and (ii) that the Matteson Mortgage Grant secures all the Term Loan B Obligations; and

(i) releases, remises, acquits and forever discharges Laurus and Laurus’ employees, agents, representatives, consultants, attorneys, fiduciaries, officers, directors, partners, predecessors, successors and assigns, subsidiary corporations, parent corporations, and related corporate divisions (all of the foregoing hereinafter called the “Released Parties”), from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of or in any way connected to this Reaffirmation and Ratification Agreement, the Existing Agreements and the A&R Agreements and any other document, instrument or agreement made by any of the undersigned in favor of Laurus.

This Reaffirmation and Ratification Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Very truly yours,

AMERICAN TECHNOLOGIES GROUP, INC.

By:
Name:
Title:

OMAHA HOLDINGS CORP.

By:
Name:
Title:

NORTH TEXAS STEEL COMPANY, INC.

By:
Name:
Title:

Michael Luther, Individually

Patricia E. Matteson, Individually

Charles Matteson, Individually

Thomas E. Durkin III, Individually

ACCEPTED AND AGREED TO:

LAURUS MASTER FUND, LTD.

By:

Name:
Title: